Exhibit 99.1
News
For Immediate Release
Contact: Beth Fagan
Vice President, Public Affairs
314.854.4093
Brown Shoe Reports Net Earnings Per Diluted Share of $1.01 for 3rd Quarter 2004

            ST. LOUIS, November 17, 2004 -- Brown Shoe Company, Inc. (NYSE:BWS) today reported net earnings of $18,820,000 for the third fiscal quarter ended October 30, 2004, versus $21,200,000 for the year-ago quarter, an 11.2 percent decrease. Earnings per diluted share were $1.01, versus $1.13 last year.

            Consolidated net sales for the quarter increased 4.3 percent to $514,825,000, versus $493,433,000 for the year-ago quarter.

            "Earnings were essentially in-line with our earlier projections," said Brown Shoe Chairman and CEO Ron Fromm. "An on-plan earnings performance in our Famous Footwear division helped offset the challenging environment faced by areas of our branded wholesale, Naturalizer Retail and children's businesses. In addition, the quarter was favorably impacted by reduced compensation costs related to stock-based and incentive plans of $5.3 million after-tax, compared to last year's third quarter.

            "As we look ahead," Fromm added, "we continue to see near-term challenges for our wholesale segment due to the difficult retail environment, especially within the moderate zone. While we believe our strategies and brand-building investments will improve results in 2005, we believe it prudent to reduce our full-year earnings guidance to $2.35 to $2.50 per diluted share."

Third Quarter Retail Results

            As previously reported, sales at Famous Footwear, the Company's 914-store family footwear chain, increased 3.3 percent to $311,685,000 for the quarter, versus $301,588,000 for the year-ago period. Operating earnings for Famous Footwear were up 5.9 percent to $24,802,000, versus $23,427,000 for the year-ago quarter. Same-store sales were down 0.4 percent for the quarter and margins were down slightly. The improvement in operating earnings was due to the leveraging of higher sales across the expense base.

            "We are encouraged by Famous Footwear's ability to deliver year-to-date operating earnings that are on-plan, despite this year's challenging back-to-school period," Fromm said. "We believe these results validate our investments in improving our assortments, merchandising and store shopping experience."

            Third quarter sales for the Company's 381 Naturalizer stores in the United States and Canada were $49,911,000, versus $49,789,000 for the year-ago period. During the quarter, the division had an operating loss of $1,491,000, compared to an operating loss of $166,000 for the year-ago quarter, primarily due to lower than planned same-store sales. Same-store sales were down 5.7 percent for stores in the United States, and up 2.4 percent in Canada.

            Last week, Brown Shoe announced it had formed a separate division devoted to its 381 specialty retail stores in the United States and Canada. "We have added management expertise to this area primarily with the goal of increasing the profitability of our Naturalizer stores," Fromm continued. "This work is under way and we are looking for improved results next year."

            At the same time, Brown Shoe consolidated management of its Wholesale operations into one division: Brown Shoe Wholesale. As announced, that move is intended to further strengthen product design, brand building and service to major store customers.

Third Quarter Wholesale Results

            Wholesale sales for the quarter were $148,696,000, up 6.2 percent versus $140,062,000 last year.

            Operating earnings for the Wholesale businesses were $10,375,000. compared to $15,460,000 for the prior-year quarter, a 32.9 percent decrease, as a result of increased allowances and lower-than-anticipated sales in its children's, Bass, Original Dr. Scholl's and Naturalizer businesses.

            "While our LifeStride brand had a 19.4 percent increase in wholesale sales for the quarter and our Carlos business increased 65.9 percent, Naturalizer wholesale sales were down 9.8 percent," Fromm said. "Year-to-date, however, these brands continued to gain market share in U.S. department stores versus last year according to NPD Group data."

            Unfilled orders for the Wholesale division are running 6 percent higher than last year.

Nine Months Results

            For the first nine months of 2004, consolidated net earnings were down 15.7 percent, to $35,201,000 or $1.87 per diluted share, compared to $41,759,000 or $2.25 per diluted share, the year before. Earnings per share for the period were negatively affected by Bass transition costs, which have totaled $0.17 per share. Offsetting these charges are benefits from reduced compensation costs associated with stock-based and incentive compensation plans; they were $6.0 million after-tax, or $0.32 per diluted share, lower than the comparable nine-month period last year.

            Sales increased 4.8 percent during the nine-month period to $1,465,314,000, compared to $1,398,261,000 last year.

            For the nine month period, sales at Famous Footwear increased 2.6 percent to $853,620,000 from $831,634,000 for the year-ago period; increased 0.9 percent at Naturalizer

Retail (United States and Canada) to $143,507,000 versus $142,296,000; and increased 9.1 percent at Wholesale to $457,125,000 versus $418,950,000 for the first nine months of last year.

            Operating earnings for the nine months increased 6.2 percent to $49,818,000 at Famous Footwear versus $46,914,000 last year; decreased 21.8 percent for Wholesale to $32,144,000 versus $41,106,000; and declined to a loss of $6,262,000 for Naturalizer Retail, which posted a loss of $2,534,000 for the first nine months of 2003.

Forward-Looking Guidance

            With respect to forward-looking guidance for fiscal 2004, due to the continued difficult wholesale environment, Brown Shoe is revising its earnings per share estimate to $2.35 to $2.50, which compares to fiscal 2003 earnings per share of $2.52. The Company estimates diluted earnings per share for the fourth quarter will be $0.48 to $0.63, versus $0.27 for the year-ago quarter. Both the full-year and fourth quarter 2003 results included special charges of $0.14 per diluted share in connection with the closing of the Company's last Canadian manufacturing facility and $0.11 per diluted share from an environmental litigation charge.

            This guidance is predicated upon a slightly positive same-store sales retail performance at Famous Footwear for the fourth quarter of 2004. The Company also estimates its Wholesale sales and operating earnings will be down versus last year for the fourth quarter.

Third Quarter Conference Call:

            Brown Shoe will hold a conference call to discuss second quarter results today at 9:00 a.m. Eastern Time (Wednesday, November 17). While the question-and-answer session of the call will be limited to institutional analysts and investors, retail brokers and individual investors are invited to attend via a live web-cast at http://www.fulldisclosure.com (at the website, type in the BWS ticker symbol to locate the broadcast) or go to http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=BWS&script=1010&ite.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains certain forward-looking statements, including without limitation, the statements under the caption "Forward-Looking Guidance." Such statements are subject to various risks and uncertainties that could cause actual results to differ materially. These include (i) general economic conditions and the consumer's preferences and purchasing patterns, which may be influenced by consumers' disposable income; (ii) the uncertainties of currently pending litigation; (iii) intense competition within the footwear industry; and (iv) political and economic conditions or other threats to continued and uninterrupted flow of inventory from Brazil and China, where the Company relies heavily on third-party manufacturing facilities for a significant amount of its inventory. The Company's reports to the Securities and Exchange Commission contain detailed information relating to such factors. The Company does not undertake any obligation or plan to update these forward-looking statements, even though its situation may change.

Brown Shoe is a $1.8 billion footwear company with worldwide operations. The Company operates the 900-store Famous Footwear chain, which sells brand name shoes for the family. It also operates 400 Naturalizer stores in the U.S. and Canada that sell the Naturalizer brand of shoes and accessories. Brown Shoe, through its Wholesale divisions, owns and markets leading footwear brands including Naturalizer, LifeStride, Connie and Buster Brown; it also markets licensed brands including Dr. Scholl's, Bass and Carlos by Carlos Santana for adults, and Barbie, Bob-the-Builder, Spider-Man and Disney character footwear for children. Brown Shoe press releases are available on the Company's web site at http://www.brownshoe.com.

BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Thousands)
	October 30, 2004	November 1, 2003
ASSETS

Cash and Cash Equivalents	$74,793	$52,750
Receivables, Net	74,850	64,534
Inventories, Net	409,961	376,602
Other Current Assets	17,963	24,717
Total Current Assets	577,567	518,603

Property, Plant and Equipment - Net	89,740	84,807
Other Assets	108,788	104,491
	$776,095	$707,901

LIABILITIES AND SHAREHOLDERS' EQUITY

Notes Payable	$43,500	$16,000
Trade Accounts Payable	108,617	107,894
Accrued Expenses	92,291	93,613
Income Taxes	11,811	14,272
Current Maturities of Long-Term Debt	-	3,500
Total Current Liabilities	256,219	235,279

Long-Term Debt and Capitalized Leases	100,000	100,000
Other Liabilities	29,550	28,317
Shareholders' Equity	390,326	344,305
	$776,095	$707,901

BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

(Thousands, except per share data)
	Thirteen Weeks Ended		Thirty-Nine Weeks Ended

	October 30, 2004	November 1, 2003	October 30, 2004	November 1, 2003

Net Sales	$514,825	$493,433	$1,465,314	$1,398,261
Cost of Goods Sold	306,782	288,721	868,661	820,557

Gross Profit	208,043	204,712	596,653	577,704
- % of Sales	40.4%	41.5%	40.7%	41.3%

Selling & Administrative Expenses	179,762	172,278	540,177	511,317
- % of Sales	34.9%	34.9%	36.9%	36.6%

Operating Earnings	28,281	32,434	56,476	66,387

Interest Expense, Net	1,759	2,138	6,083	7,361

Earnings Before Income Taxes	26,522	30,296	50,393	59,026

Income Tax Provision	7,702	9,096	15,192	17,267

NET EARNINGS	$18,820	$21,200	$35,201	$41,759

Basic Net Earnings per Common Share	$1.05	$1.19	$1.97	$2.37

Diluted Net Earnings per Common Share	$1.01	$1.13	$1.87	$2.25

Basic Number of Shares	17,943	17,761	17,902	17,634

Diluted Number of Shares	18,649	18,698	18,852	18,534

BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED CASH FLOWS
(Unaudited)

(Thousands)

	Thirty-nine Weeks Ended

	October 30, 2004	November 1, 2003

OPERATING ACTIVITIES:
Net earnings	$35,201	$41,759
Adjustments to reconcile net earnings to
Net cash provided (used) by operating activities:
Depreciation and amortization	18,251	19,053
Share based compensation (income) expense	(1,480)	3,299
Tax benefit related to share-based plans	913	-
Loss on disposal or impairment of facilities and equipment	2,220	3,746
Provision (recoveries) for losses on accounts receivable	(342)	278
Changes in operating assets and liabilities:
Receivables	7,422	17,674
Inventories	(33,751)	15,982
Prepaid expenses and other current assets	(2,075)	(3,739)
Trade payables and accrued expenses	(12,476)	(31,198)
Income taxes	8,851	8,920
Other, net	1,164	(182)

Net cash provided by operating activities	23,898	75,592

INVESTING ACTIVITIES:
Capital expenditures	(23,880)	(21,668)
Other	153	368

Net cash used by investing activities	(23,727)	(21,300)

FINANCING ACTIVITIES:

Increase (decrease) in short-term notes payable	24,000	(13,000)
Repayments of long-term debt	-	(20,000)
Debt issuance costs	(1,274)	-
Proceeds from stock options exercised	1,687	4,696
Dividends paid	(5,448)	(5,359)

Net cash provided (used) by financing activities	18,965	(33,663)

Increase in cash and cash equivalents	19,136	20,629

Cash and cash equivalents at beginning of period	55,657	32,121

Cash and cash equivalents at end of period	$74,793	$52,750

Note: Certain prior period amounts have been reclassified in the Condensed Consolidated Balance Sheets, Statements of Earnings, and Cash Flows to conform to current period presentation. These reclassifications did not affect net earnings.